Exhibit 99.1
Atrion Corporation
One Allentown Parkway
Allen, TX 75002

Atrion [Logo]

NEWS RELEASE
FOR IMMEDIATE RELEASE

DAVID A. BATTAT NAMED ATRION CEO

Emile A Battat to Continue as Chairman

ALLEN, Texas (May 26, 2011) - Atrion Corporation (Nasdaq-ATRI) announced that at a meeting of its Board of Directors held today David A. Battat has been elected President and Chief Executive Officer of the Company.  The Company also announced that Emile A Battat will continue to serve as the Company's Chairman and that his employment contract has been extended until December 31, 2016.

Mr. David Battat joined the Company in 2005, first serving as Vice President-Business Development and General Counsel for Halkey-Roberts Corporation, an Atrion subsidiary.  Since January 2006, Mr. David Battat has served as President of Halkey-Roberts, and he has been President and Chief Operating Officer of the Company for the past four years.  Mr. David Battat is a graduate of Harvard College and Columbia Law School.

Mr. Emile Battat, who has served as the Company's Chairman and CEO since 1998, will serve the Company on a full-time basis as an executive Chairman.  Among his continuing duties, he will be participating in the evaluation, planning and implementation of corporate strategy, as well as operational, financial, and commercial matters as requested by the Chief Executive Officer.  He will also continue providing leadership to the Company’s Board.

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Words such as "expects," "believes," "anticipates," "intends," "should," "plans", "will" and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, many of which are beyond our control, and factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements.  For information regarding these risks, uncertainties and factors see the Company's filings with the Securities and Exchange Commission.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800